Exhibit (23)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and S-8 (Nos. 33-9563, 33-9986, 33-18262, 33-20997, 33-27209, 33-31687, 33-48707, 33-57886, 33-60487, 333-09367, 333-47961, 333-48153, 333-76715, 333-76717, 333-76765, 333-40818 and 333-40824) of Owens Corning of our report dated February 4, 2004 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 4, 2004 relating to the financial statement schedule for each of the two years ended December 31, 2003 and 2002, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

February 20, 2004